234 Ninth Avenue North	T 206-624-3357
Seattle, WA	F 206-624-6857
98109	www.jonessoda.com

NEWS RELEASE

JONES SODA CO. ANNOUNCES RECORD FOURTH QUARTER AND 2005 YEAR-END
FINANCIAL RESULTS
—Fourth Quarter Revenues Increased 37% to $8.8 Million—
—Fiscal Year 2005 Revenues Increased 22% to $33.5 Million—
— Fourth Quarter EPS of $0.03 vs. $0.00 —

March 9, 2006	Trading Symbol:	NASDAQ: TSX-V:	JSDA JSDA

Seattle, Washington – Jones Soda Co. (the “Company” or “Jones”), today announced financial results for the fourth quarter and year ended December 31, 2005.

Revenue for the fourth quarter of fiscal 2005 increased 37% to $8,751,376 compared to $6,404,350 for the fourth quarter of fiscal 2004. Net earnings were $580,245 or $0.03 per diluted share, versus $84,546, or $0.00 per diluted share, for the same period last year.

For the year ended December 31, 2005, revenue increased 22.0% to $33,511,053 versus revenue of $27,449,674 for the 2004 fiscal year. Net earnings were $1,283,026, or $0.06 per diluted share, compared with net earnings of $1,330,360, or $0.06 per diluted share, for the 2004 fiscal year.

Gross margin for the fourth quarter increased 90 basis points to 36.6% versus 35.7% in the fourth quarter of the prior year. Operating expenses as a percentage of sales for the fourth quarter improved to 31% from 36% in the corresponding period in the prior year.

For the year ended 2005 gross margin was 34.6% compared to 34.8% for fiscal 2004. Operating expenses as a percentage of sales for the year were 32.8% compared to 30.5% for fiscal 2004.

Peter van Stolk, President and C.E.O stated, “We are extremely pleased with our fourth quarter results, which were highlighted by robust sales growth. At the same time, we experienced a 90 basis point improvement in gross margin and benefited from key operating expense leverage which allowed us to significantly increase our profitability during the quarter. Equally important, our balance sheet is substantially improved with cash exceeding $1,176,000 at year end and zero borrowings against our line of credit. Our positive momentum continues to give us a heightened degree of confidence about our business as we begin the new fiscal year.”

“During 2005, we successfully executed our strategic plan by taking advantage of early investments in our sales and marketing platform in order to deliver substantial revenue and earnings growth in the back half of the year and better position the company for the future despite substantially increased fuel costs,” continued Mr. van Stolk. “I am proud of our team’s accomplishments. The past 12 months have been filled with a number of key achievements, most notably our approval for listing Jones Soda common shares on the NASDAQ Small Cap Market. We believe it underscores the progress we have made evolving our business and creating a stronger organization, both financially and operationally. Looking ahead, we are committed to further building on the powerful emotional connection we have created with consumers and dedicated to maximizing the many opportunities we believe exist for our brands and products in order to return long-term value to our shareholders.”

Headquartered in Seattle, Washington, Jones Soda Co. manufactures its Jones Soda, Jones Energy Jones Organics, Jones Naturals and Whoopass brands and sells through its distribution network in select markets across North America. A leader in the premium soda category, Jones is known for its innovative labeling technique that incorporates always-changing photos sent in from its consumers. Jones Soda is sold through traditional beverage retailers and everywhere you’d never expect to find a soda.

This press release contains forward-looking statements and projections concerning the Company’s plans, strategies, expectations, predictions and financial projections concerning the Company’s future activities and results of operations and other future events or conditions, and are ”forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “believe,” “anticipate,” “may,” “will,” “plan,” “intend,” “estimate,” “could,” and other similar expressions are intended to identify these forward-looking statements. In particular, statements in this release regarding potential growth opportunities, working capital and cash flow management, operational and expense controls, future profitability and results of operations are forward looking. Statements in this press release, and elsewhere, that look forward in time or include anything other than historical information involve risks and uncertainties that may affect the Company’s actual results of operations. These statements by the Company are subject to certain risks, including, among others, future demand for its products, competition from other businesses providing similar products, the ability to maintain profitability and control expenses and the Company’s ability to successfully execute its business strategy. These and other risks and uncertainties are discussed in more detail in the Company’s periodic reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, which are available at the SEC website at www.sec.gov.

(See attached Exhibits)

JONES SODA CO.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

		Three Months Ended			Year Ended
		December 31			December 31
		2005	2004	2005		2004
Revenue		$8,751,376	$6,404,350	$33,511,053		$27,449,674
Cost of Goods Sold		5,549,130	4,120,076	21,915,930		17,885,811
Gross Profit		3,202,246	2,284,274	11,595,123		9,563,863
Gross Margin		36.6%	35.7%	34.6%		34.8%
Licensing Revenue		123,426	109,234	724,183		109,234
Operating Expenses:
Promotion and Selling		1,728,249	1,598,895	7,666,733		5,955,645
General & Admin.		939,053	674,580	3,117,864		2,213,595
Dep’n & Amortizat	ion	52,407	54,112	224,006		193,223
Non Cash Stock Compensation		0	4,957	5,745		19,737

		2,719,709	2,332,544	11,014,348		8,382,200

Earnings from Operations		605,962	60,964	1,304,958		1,290,897
Other income		1,662	23,582	28,600		53,093
Provision for income taxes		23,279	0	50,532		13,630
Earnings		$580,245	$84,546	$1,283,026		$1,330,360

Earnings per share:
Basic		$0.03	$0.00	$0.06	$0.06
Diluted		$0.03	$0.00	$0.06	$0.06
Weighted average number of common stock:
Basic		21,604,544	20,918,379	21,412,214	20,639,402
Diluted		22,782,801	21,328,539	22,593,127	21,949,001

JONES SODA CO.
CONSOLIDATED BALANCE SHEETS

	Dec. 31, 2005	Dec. 31, 2004
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$1,176,101	$333,533
Accounts Receivable	3,699,994	2,834,882
Inventory	4,694,213	3,550,595
Prepaid Expenses	146,614	399,779

	9,716,922	7,118,789
Capital Assets	662,942	682,439
Intangible Assets	72,753	49,444

	$10,452,617	$7,850,672

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Bank indebtedness	$0	$480,285
Accounts payable and accrued liabilities	3,851,335	2,745,602
Current portion of capital lease obligations	114,110	63,549
Current portion of deferred revenue	52,318	50,000
	$4,017,763	$3,339,436
Capital Lease Obligations	88,219	113,509
Deferred Revenue	0	50,000
Shareholders’ Equity	6,346,635	4,347,727

	$10,452,617	$7,850,672

For further information, contact:
Peter van Stolk, Jones Soda Co. (206) 624-3357 or pvs@jonessoda.com	Chad Jacobs, Integrated Corporate Relations. (203) 682-8200 or cjacobs@icr-online.com

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